UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.   20549

                                     FORM 15

    Certification  and Notice of  Termination  of  Registration  under Section
      12(g) of the Securities Exchange Act of 1934 or Supervision of Duty to
           File Reports under Section 13 and 15(d) of the Securities
                                Exchange Act of 1934.

                                                Commission File Number 0-27856


                    CALIFORNIA COMMUNITY BANCSHARES CORPORATION
               ______________________________________________________
               (Exact name of registrant as specified in its charter)


c/o SierraWest Bancorp
10181 Truckee-Tahoe Airport Road
P.O. Box 61000 Truckee, CA                                         96160-9010
______________________________________________________________________________
(Address, including zip code, and telephone number,                (Zip Code)
including area code,  of principal executive offices)

Registrant's telephone number, including Area Code: (530) 582-3000



     $.10 Par Value Common Stock, California Community Bancshares Corporation
_____________________________________________________________________________
           (Titles of each class of securities covered by this Form)


                                   None
_____________________________________________________________________________
               (Titles of all other classes of securities for which
              a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ X ]                 Rule 12h-3(b)(1)(ii)      [    ]
Rule 12g-4(a)(1)(ii)    [   ]                 Rule 12h-3(b)(2)(i)       [    ]
Rule 12g-4(a)(2)(i)     [   ]                 Rule 12h-3(b)(2)(ii)      [    ]
Rule 12g-4(a)(2)(ii)    [   ]                 Rule 15d-6                [    ]
Rule 12h-3(b)(1)(i)     [   ]


    Approximate number of holders of record as of the certification or notice date: None.

         Pursuant to the requirements of the Securities Exchange Act of 1934 SierraWest Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    April 20, 1998                SierraWest Bancorp



                                       By: /s/ David C. Broadley
                                       Name: David C. Broadley
                                       Title: Executive Vice President and
                                       Chief Financial Officer of SierraWest
                                       Bancorp, successor to California
                                       Community Bancshares Corporation